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                                                                     Exhibit 11
                    WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
                                Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                               -----------------------  -----------------------
                               October 26, October 28,  October 26, October 28,
                                   1996        1995         1996        1995
                               ----------- -----------  ----------- -----------
Net income as reported         $16,026,000 $14,544,000  $51,153,000 $47,212,000
                                ==========  ==========   ==========  ==========
Net income used for primary
  computation                  $16,026,000 $14,544,000  $51,153,000 $47,212,000

Add (where dilutive):
  Tax effected interest and
  amortization of debt expense
  on convertible debt            1,085,000   1,085,000    3,256,000  3,256,000
                                ----------  ----------   ----------  ----------
Net income used for fully
  diluted computation          $17,111,000 $15,629,000  $54,409,000 $50,468,000
                                ==========  ==========   ==========  ==========
Weighted average number of
common shares outstanding       32,710,994  32,919,353   32,875,965  33,084,047

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents net of
  treasury shares deemed to
  have been repurchased            283,670     232,944      348,045     188,904
                                ----------  ----------   ----------  ----------
Weighted average number of
  common and common equivalent
  shares outstanding used for
  primary computation           32,994,664  33,152,297   33,224,010  33,272,951

Add (where dilutive):
  Shares applicable to stock
  options in addition to those
  used in primary computation
  due to the use of period-end
  market price when higher than
  average price                    116,740           -       92,233           -

  Assumed exercise of
  convertible securities         4,387,879   4,387,879    4,387,879   4,387,879
                                ----------  ----------   ----------  ----------

Adjusted shares outstanding
  used for fully diluted
  computation                   37,499,283  37,540,176   37,704,122  37,660,830
                                ==========  ==========   ==========  ==========
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